EXHIBIT 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES AVAILABILITY OF

2019 THIRD QUARTER FINANCIAL RESULTS

Tampa, FL – November 14, 2019 – 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH) (the “Company”), a property and casualty insurance holding company offering specialty insurance to customers in Louisiana, Texas and Florida through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced the filing of its financial results for its third quarter ended September 30, 2019 on Form 10-Q, which can be found at the SEC’s website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

Asset Sale to FedNat

As previously announced on February 25, 2019, the Company, together with three of its wholly-owned subsidiaries, Maison, Maison Managers Inc. (“MMI”) and ClaimCor, LLC (“ClaimCor”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with FedNat Holding Company, a Florida corporation (“FedNat” or “Purchaser”), providing for the sale of all of the issued and outstanding equity of Maison, MMI and ClaimCor to Purchaser, on the terms and subject to the conditions set forth in the Purchase Agreement (the “Asset Sale”). As consideration for the sale of Maison, MMI and ClaimCor, Purchaser has agreed to pay the Company $51.0 million, consisting of $25.5 million in cash (the “Cash Consideration”) and $25.5 million in Purchaser’s common stock (the “Equity Consideration”) to be issued to the Company. In addition, upon closing of the Asset Sale (the “Closing”), up to $18.0 million of outstanding surplus note obligations payable by Maison to the Company, plus all accrued but unpaid interest, will be repaid to the Company.

The Company’s shareholders have approved the Asset Sale. Additionally, regulatory approvals by the Louisiana Department of Insurance and the Florida Office of Insurance Regulation for the Asset Sale were finalized on August 7, 2019. The regulatory approvals are contingent on compliance with the consent orders issued by the insurance regulators. The Company currently anticipates that the Asset Sale will close in December 2019.

Consistent with the determination at the conclusion of the second fiscal quarter of 2019, as of September 30, 2019, the Company maintained the conclusion that, as a result of the planned sale of Maison, MMI and ClaimCor, these entities meet the criteria for assets held for sale as set forth in ASC 205-20 – Discontinued Operations. The Company has classified the operations of Maison, MMI and ClaimCor as discontinued operations for all periods presented in its quarterly report on Form 10-Q. Please refer to the Company’s Form 10-Q for the quarter ended September 30, 2019 for a detailed discussion of the Company’s discontinued operations.

Significant Financial and Operating Highlights during the Third Quarter 2019 included:

(unless otherwise noted financial comparisons are to the prior-year quarter and include results from operations currently classified as discontinued)

●	Book value per share of $6.34 at September 30, 2019 versus $7.53 at December 31, 2018.
●	Gross premiums written of $27.4 million, up 4.4% from $26.3 million.
●	Net premiums earned decreased 2.0% to $13.2 million from $13.5 million.
●	Net (loss) from continuing operations of $(0.1) million as compared to $(1.0) million; net (loss) from discontinued operations, net of income taxes, of $(3.5) million as compared to net (loss) of $(1.2) million.
●	Net (loss) was approximately $(3.5) million, compared to net (loss) of $(2.1) million.
●	On a fully diluted per share basis, continuing operations incurred a net (loss) of $(0.07) and discontinued operations incurred a net (loss) of $(0.58) per diluted share after deducting dividends paid to our preferred shareholders, compared to a net (loss) of $(0.21) and a net (loss) of $(0.20) per diluted share, respectively.
●	Direct and assumed policy count at September 30, 2019 decreased to approximately 64,000, down approximately 7.0% from approximately 68,800 at December 31, 2018.

Detailed financial results are provided in the Company’s Form 10-Q filed on November 14, 2019.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a specialized property and casualty insurance holding company incorporated in Delaware.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “can,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “evaluate,” “forecast,” “goal,” “guidance,” “indicate,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probable,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “view,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates, and projections. While we believe these to be reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Management cautions that the forward-looking statements in this press release are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation: our limited operating history as a publicly traded company and status as an emerging growth company; our ability to obtain market share; our ability to access capital; changes in economic, business and industry conditions; legal, regulatory and tax developments; our ability to comply with regulations imposed by the states of Louisiana, Texas and Florida and the other states where we may do business in the future; the ability of our insurance subsidiary, Maison Insurance Company, to meet minimum capital and surplus requirements; our ability to participate in take-out programs; our ability to expand our business to other states; the level of demand for our coverage and the incidence of catastrophic events related to our coverage; our ability to compete with other insurance companies; inadequate loss and loss adjustment expense reserves; effects of emerging claim and coverage issues; the failure of third party adjusters to properly evaluate claims or the failure of our claims handling administrator to pay claims fairly; investment losses; climate change and increasing occurrences of weather-related events; increased litigation in the insurance industry; non-availability of reinsurance; our ability to recover amounts due from reinsurers; reinsurance costs allocated to Maison Insurance Company; increased reinsurance costs incurred by us; the accuracy of models used to predict future losses; failure of risk mitigation strategies and/or loss limitation methods; Maison Insurance Company’s failure to maintain certain rating levels; our ability to establish and maintain an effective system of internal controls; any potential conflicts of interest between us and our controlling stockholders and different interests of controlling stockholders; failure of our information technology systems, data breaches and cyber-attacks; the ability of our third-party policy administrator to properly handle our policy administration process; the requirements of being a public company; our ability to develop and implement new technologies; our ability to accurately price the risks that we underwrite; the amount of operating resources necessary to develop future new insurance policies; assumptions related to the rate at which our existing policies will renew; our status as an insurance holding company; the ability of our subsidiaries to pay dividends to us; our ability to attract and retain qualified personnel, including independent agents; the impact of tax reform; and risks or disruptions to our business as a result of the proposed sale of three of the Company’s subsidiaries, which constitutes the sale of substantially all of our assets (the “Asset Sale”); the occurrence of any event, change or other circumstance that could give rise to the termination of the Equity Purchase Agreement governing the terms of the Asset Sale; an inability to complete the Asset Sale due to a failure of any condition to the closing of the Asset Sale to be satisfied or waived by the applicable party; our ability to spend or invest the net proceeds from the Asset Sale in a manner that yields a favorable return; potential conflicts of interest of certain of our executive officers in the Asset Sale; the outcome of any litigation we may become subject to relating to the Asset Sale; an increase in the amount of costs, fees and expenses and other charges related to the Equity Purchase Agreement or the Asset Sale; risks arising from the diversion of management’s attention from our ongoing business operations; a decline in the market price for our common shares if the Asset Sale is not completed; a lack of alternative potential transactions if the Asset Sale is not completed; volatility or decline of the shares of FedNat Holding Company common stock to be received by us as consideration in the Asset Sale or limitations on our ability to sell or otherwise dispose of such shares; risks of being a minority stockholder of FedNat Holding Company if the Asset Sale is completed; disruptions in our operations from the Asset Sale that prevent us from realizing intended benefits of the Asset Sale; risks associated with our inability to identify and realize business opportunities, and undertaking of any new such opportunities, following the Asset Sale; our inability to execute on our reinsurance, investment and investment management strategy; potential loss of value of investments; risk of becoming an investment company; risks of being unable to attract and retain qualified management and personnel to implement and execute on our growth strategy following completion of the Asset Sale; and risks of our inability to continue to satisfy the continued listing standards of the Nasdaq following completion of the Asset Sale.

Our expectations may not be realized. If one of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. You are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof and do not necessarily reflect our outlook at any other point in time. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect new information, future events or developments.

Additional Information

Additional information about 1347 Property Insurance Holdings, Inc., including its Quarterly Report on Form 10-Q for the fiscal third quarter ended September 30, 2019 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, can be found at the SEC’s website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

CONTACT:	-OR-	INVESTOR RELATIONS:
1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
Kyle Cerminara		Jeremy Hellman, CFA
Chairman of the Board of Directors		Vice President
(704) 994-8280 / kyle@fundamentalglobal.com		(212) 836-9626 / jhellman@equityny.com

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

(in thousands, except share and per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenue:
Net investment income	$523	$299	$1,257	$856
Total revenue	523	299	1,257	856

Expenses:
General and administrative expenses	595	487	2,236	1,097
Accretion of discount on Series B Preferred Shares	–	–	–	33
Loss on repurchase of Series B Preferred Shares and Performance Shares	–	1,000	–	1,612
Total expenses	595	1,487	2,236	2,742

Loss from continuing operations before income tax expense	(72)	(1,188)	(979)	(1,886)
Income tax benefit	(12)	(250)	(162)	(397)
Net loss from continuing operations	(60)	(938)	(817)	(1,489)
Net income (loss) from discontinued operations, net of income taxes	(3,475)	(1,176)	(7,152)	1,461
Net loss	$(3,535)	$(2,114)	$(7,969)	$(28)

Dividends declared on Series A Preferred Shares	350	350	1,050	758
Loss attributable to common shareholders	$(3,885)	$(2,464)	$(9,019)	$(786)

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.07)	$(0.21)	$(0.31)	$(0.37)
Discontinued operations	$(0.58)	$(0.20)	$(1.19)	$0.24
Loss per share attributable to common shareholders	$(0.65)	$(0.41)	$(1.50)	$(0.13)

Weighted average common shares outstanding:
Basic and diluted	6,015,753	5,991,856	6,013,771	5,987,644

Consolidated Statement of Comprehensive Income

Net loss	$(3,535)	$(2,114)	$(7,969)	$(28)
Unrealized gains (losses) on investments available for sale, net of income taxes	(92)	(133)	1,783	(1,010)
Comprehensive loss	$(3,627)	$(2,247)	$(6,186)	$(1,038)

1347 PROPERTY INSURANCE HOLDINGS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2019
	(unaudited)	December 31, 2018
ASSETS
Limited liability investments	$3,994	$2,987
Cash and cash equivalents	1,803	3,666
Deferred tax asset, net	376	265
Surplus notes receivable from affiliate	18,961	18,244
Other assets	254	67
Assets of discontinued operations held for sale	138,700	144,569
Total assets	$164,088	$169,798

LIABILITIES
Accounts payable	510	66
Current income taxes payable	1,935	932
Due to affiliates	3,108	2,698
Other accrued expenses	43	36
Liabilities of discontinued operations held for sale	102,809	103,319
Total liabilities	$108,405	$107,051

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Series A Preferred Shares, $25.00 par value, 1,000,000 shares authorized, 700,000 shares issued and outstanding as of both periods	$17,500	$17,500
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,171,175 and 6,164,123 shares issued as of September 30, 2019 and December 31, 2018, respectively, and 6,019,816 and 6,012,764 shares outstanding as of September 30, 2019 and December 31, 2018, respectively	6	6
Additional paid-in capital	46,502	46,340
Retained earnings	(8,266)	639
Accumulated other comprehensive income (loss), net of tax	950	(729)
	56,692	63,756
Less: treasury stock at cost; 151,359 shares for both periods	(1,009)	(1,009)
Total shareholders’ equity	55,683	62,747
Total liabilities and shareholders’ equity	$164,088	$169,798